UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2023

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Seneca Street, Suite 507, Buffalo, New York (Address of Principal Executive Office)	14204 (Zip Code)

Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, $0.00001 par value	XXII	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

John Miller, Interim Chief Executive Officer

On August 23, 2023, 22nd Century Group, Inc. (the “Company”) entered into a Retention Agreement with John Miller, the Company’s Interim Chief Executive Officer (the “Miller Retention Agreement”). Pursuant to the terms of the Miller Retention Agreement, Mr. Miller is entitled to cash payments equal to an aggregate of $370,000 (the “Miller Retention Bonus”), provided that, Mr. Miller remains an employee in Good Standing (as defined in the Miller Retention Agreement) through each applicable payment date. The Miller Retention Bonus will be paid as follows: (i) $92,500 on August 31, 2023, (ii) $92,500 on October 31, 2023, and (iii) $185,000 on February 29, 2024. If Mr. Miller is not an employee in Good Standing on any of the Miller Retention Bonus payment dates, he will not be eligible to receive any remaining portion of the Miller Retention Bonus.

Hugh R. Kinsman, Chief Financial Officer

On August 20, 2023, the Company entered into a Retention Agreement with R. Hugh Kinsman, the Company’s Chief Financial Officer (as subsequently amended, the “Kinsman Retention Agreement”). Pursuant to the terms of the Kinsman Retention Agreement, Mr. Kinsman is entitled to cash payments equal to an aggregate of $370,000 (the “Kinsman Retention Bonus”), provided that, Mr. Kinsman remains an employee in Good Standing (as defined in the Kinsman Retention Agreement) through each applicable payment date. The Kinsman Retention Bonus will be paid as follows: (i) $92,500 on August 31, 2023, (ii) $92,500 on October 31, 2023, and (iii) $185,000 on February 29, 2024. If Mr. Kinsman is not an employee in Good Standing on any of the Kinsman Retention Bonus payment dates, he will not be eligible to receive any remaining portion of the Kinsman Retention Bonus.

Peter Ferola, Chief Legal Officer and Corporate Secretary

On August 20, 2023, the Company entered into an Amended and Restated Employment Agreement with Peter Ferola, the Company’s Chief Legal Officer and Corporate Secretary (as subsequently amended, the “Amended Employment Agreement”). Pursuant to the terms of the Amended Employment Agreement, Mr. Ferola is entitled to (i) a base salary of $422,000, which amount may be increased, from time to time, in the sole and absolute discretion of the Board, (ii) cash payments equal to an aggregate of $500,000 (the “Ferola Retention Bonus”), provided that, Mr. Ferola remains an employee in Good Standing (as defined in the Amended Employment Agreement”) through each applicable payment date, (iii) an annual cash incentive opportunity targeted at 100% of his base salary, based on annual Company performance goals and individual objectives as approved by the Compensation Committee (the “Annual Cash Incentive”), (iv) an annual award of performance stock units at a target opportunity of 100% of his base salary, subject to performance, vesting and other requirements in accordance with the Company’s 2021 Omnibus Incentive Plan, (v) reimbursement for reasonable travel and other business expenses, and (vi) eligibility under all employee benefit plans, programs or arrangements that are generally available to management employees.

The Ferola Retention Bonus will be paid as follows: (i) $125,000 on August 31, 2023, (ii) $125,000 on October 31, 2023, and (iii) $250,000 on February 29, 2024. Except as otherwise provided in the Amended Employment Agreement (as described below), if Mr. Ferola is not an employee in Good Standing on any of the Ferola Retention Bonus payment dates, he will not be eligible to receive any remaining portion of the Ferola Retention Bonus.

In addition, the Amended Employment Agreement provides for severance benefits in the event Mr. Ferola is terminated by the Company without Cause (as defined in the Amended Employment Agreement) or resigns for Good Reason (as defined in the Amended Employment Agreement). Subject to the execution of a release of claims in favor of the Company, within 30 days of the effective date of Mr. Ferola’s termination, the Company shall pay Mr. Ferola (i) accrued, but unpaid, base salary, bonuses and benefits, (ii) any reimbursement expenses owed, (iii) his then current base salary for a period of 24 months following the effective date of his termination (the “Severance Period”), (iv) COBRA premiums during the Severance Period, (v) the Annual Cash Incentive for the year of termination, pro-rated based on the number of days elapsed in the fiscal year of termination, and (vi) assuming Mr. Ferola is an employee in Good Standing, any unpaid Ferola Retention Bonus. Mr. Ferola is also bound by certain restrictive covenants regarding, non-competition, non-solicitation, confidential information and intellectual property.

The foregoing descriptions of the Miller Retention Agreement, the Kinsman Retention Agreement and the Amended Employment Agreement are qualified in their entirety by reference to the text of the Retention Agreement and the Amended Employment Agreement, which will be filed with the Company’s periodic report on Form 10-Q for the quarter ended September 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22ND CENTURY GROUP, INC.

/s/ Peter Ferola
Date: August 24, 2023	Peter Ferola
Chief Legal Officer

4